Exhibit 99.1

July 23, 2002

CHESAPEAKE REPORTS SECOND QUARTER 2002 RESULTS

HIGHLIGHTS:

  Second quarter earnings per share were $0.02 including restructuring charges of $0.12 per share
  Financial guidance for the full year remains unchanged
  Plastic Packaging segment results continue to improve
  Strong sales growth with key pharmaceutical customers
  Plant consolidation and closure costs negatively affect premium branded and food and household market sectors' results

RICHMOND, Va. - Chesapeake Corporation (NYSE:CSK) today announced second quarter results for 2002.

RESULTS

The net income for the second quarter of 2002 was $0.3 million, or $0.02 per share, down from second quarter 2001 net income from continuing operations of $2.6 million, or $0.17 per share. The second quarter 2002 results included a restructuring charge of $1.8 million after taxes, or $0.12 per share. The restructuring charge was related to the closure of a facility in Congleton, England, which produced packaging for the food and household markets, and the consolidation of two facilities in Scotland serving the premium branded packaging market.

Net income from continuing operations before the restructuring charge was $2.1 million, or $0.14 per share. Beginning in 2002, the company's results no longer include the amortization of goodwill based on the adoption of a new accounting pronouncement, FASB Statement No. 142. Second quarter 2001 results from continuing operations, eliminating goodwill amortization, would have been $6.0 million, or $0.39 per share. The decrease in comparable earnings for the second quarter of 2001 and the second quarter of 2002 was primarily due to increased interest expense, reduced operating margins in the Paperboard Packaging segment and decreased land sales, partially offset by a reduction in corporate expenses and the favorable effects of foreign currency translation. Earnings before interest, taxes, depreciation and amortization (EBITDA) before restructuring charges was $25.6 million for the second quarter of 2002 compared to $26.8 million for the second quarter of 2001.

Net sales for the second quarter of 2002 were up 1 percent compared to net sales from continuing operations for the second quarter of 2001. On a local currency basis, which reflects 2002 results using 2001 foreign currency translation rates, net sales were down 1 percent quarter-over-quarter. The reduction in sales was primarily due to the timing of land sales.

For the first half of 2002, net income was breakeven compared to net income from continuing operations for the comparable period of 2001 of $2.9 million, or $0.19 per share. The first half of 2001 results from continuing operations, eliminating goodwill amortization, would have been $9.0 million, or $0.60 per share. Net income for the first half of 2002 before the restructuring charge was $1.8 million, or $0.12 per share. The decrease in comparable earnings for the first half of 2001 and the same period of 2002 was primarily due to increased interest expense, reduced operating margins in the Paperboard Packaging segment and decreased land sales, partially offset by a reduction in corporate expenses.

Net sales for the first half of 2002 were down 4 percent compared to net sales from continuing operations for the first half of 2001. On a local currency basis, net sales were down 2 percent year-over-year. The reduction in sales was primarily due to lower Paperboard Packaging sales.

MANAGEMENT COMMENTS

Chesapeake's Chairman, President & Chief Executive Officer Thomas H. Johnson said, "We are encouraged by the pick-up in sales volumes in the pharmaceutical and tobacco market sectors of our Paperboard Packaging segment and continued improvement in our Plastic Packaging segment. Paperboard Packaging results for the quarter were negatively impacted by increased labor and equipment move costs related to plant consolidations in the premium branded and food and household markets, which are now substantially complete, and continued competitive pricing pressure in the food and household market. During the second quarter, we continued to experience significantly reduced overhead costs due to our corporate headquarters restructuring program completed in the first quarter of 2002.

"As we look ahead to our expected seasonally strong earnings pattern that occurs in the second half of the year, combined with our operational performance improvements and lower overhead costs, we remain confident about financial results for the remainder of the year," added Johnson. "Our organizational redesign efforts and internal growth projects, including plant consolidations, are proceeding as planned and should benefit operating results in the second half of the year."

SEGMENT REVIEW

Net sales of the Paperboard Packaging segment of $160.5 million for the second quarter of 2002 increased 3 percent compared to net sales of $155.2 million for the second quarter of 2001. On a local currency basis, net sales were relatively flat quarter-over-quarter. Net sales for the first half of 2002 decreased 4 percent compared to the prior year on a local currency basis due to reduced volumes in the technology, luxury and food and household packaging markets, offset in part by increases in the pharmaceutical and premium branded packaging markets.

Earnings before interest and taxes ("EBIT") before restructuring charges for the Paperboard Packaging segment of $12.4 million for the second quarter of 2002 decreased compared to second quarter 2001 EBIT of $12.5 million ($15.5 million without goodwill amortization). EBIT before restructuring charges for the first half of 2002 was $23.9 million compared to $26.9 million ($32.9 million without goodwill amortization) in the prior year. The decrease in EBIT was due primarily to reduced operating margins. Food and household margins continue to be impacted by intense price competition. Technology and luxury margins decreased due primarily to reduced sales volumes and a lower margin sales mix. Premium branded margins were negatively impacted by plant consolidation costs.

Net sales of the Plastic Packaging segment for the second quarter of 2002 were $26.0 million, down 3 percent compared to net sales of $26.8 million for the second quarter of 2001. On a local currency basis, net sales were relatively flat quarter-over-quarter. Net sales for the first half of 2002 on a local currency basis increased 6 percent compared to the prior year. The sales increase was due primarily to strong sales volumes in the food and beverage market.

EBIT for the Plastic Packaging segment increased 47 percent to $2.5 million for the second quarter of 2002 compared to EBIT for the second quarter of 2001 of $1.7 million ($2.3 million without goodwill amortization). EBIT for the first half of 2002 was $4.8 million, an increase of 45 percent compared to $3.3 million ($4.5 million without goodwill amortization) for the same period in 2001. The higher EBIT reflects plant operating efficiencies and lower materials costs.

The company is continuing its effort to maximize the financial return from its remaining land holdings. EBIT for the Land Development segment for the second quarter of 2002 of $1.8 million compared to EBIT of $3.3 million for the second quarter of 2001. EBIT for the first half of 2002 of $2.9 million compared to EBIT of $3.3 million for the same period of 2001.

Corporate expenses for the second quarter of 2002 decreased to $2.9 million from $5.6 million for the second quarter of 2001. Year-to-date 2002 expenses of $6.3 million compared to prior year expenses of $11.3 million. The decrease in corporate expenses was primarily due to the effects of the 2001 corporate restructuring program completed in the first quarter of 2002 and $1.0 million of consulting costs incurred in each of the first two quarters of 2001.

FINANCE

Chesapeake's debt net of cash at June 30, 2002, was $476.3 million, up $6.5 million compared to December 30, 2001, primarily due to the effects of changes in foreign currency exchange rates, offset in part by the receipt of cash payments in the first quarter of 2002 on notes received in connection with the sales of discontinued operations. The net debt-to-capital ratio as of June 30, 2002, improved slightly to 49 percent compared to 50 percent at December 30, 2001. Net interest expense for the second quarter of 2002 increased $3.2 million compared to the second quarter of 2001, primarily due to a higher average cost of debt resulting from last year's fourth quarter sale of subordinated notes and amendment of our principal bank credit facility and the interest costs attributed to discontinued operations.

OUTLOOK

For 2002, the company continues to expect revenue in the range of $780 million to $820 million, EBITDA in the range of $125 million to $135 million and earnings, before restructuring activities, in the range of $1.60 to $1.80 per share. The expected earnings per share anticipates improvement in operating results which is expected to be more than offset by higher interest and income tax costs. The outlook reflects the discontinuation of amortization of goodwill in accordance with FASB Statement No. 142 in the first quarter of 2002. Additionally, the company completed the transitional goodwill impairment test required by FASB Statement No. 142, which did not result in the impairment of recorded goodwill. The outlook does not reflect the potential impact of any acquisitions, divestitures, or other structural changes in the company's continuing operations that may be completed after the date of this release or fluctuations in foreign exchange rates.

Chesapeake Corporation is a leading international supplier of value-added specialty paperboard and plastic packaging with headquarters in Richmond, Va. The company is one of Europe's premier suppliers of folding cartons, leaflets and labels, as well as plastic packaging for niche markets. Chesapeake has more than 50 locations in Europe, North America, Africa and Asia and employs approximately 5,900 people worldwide. The company's website address is http://www.cskcorp.com.

This news release, including the comments by Thomas H. Johnson, contains forward-looking statements that are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. The accuracy of such statements is subject to a number of risks, uncertainties and assumptions that may cause Chesapeake's actual results to differ materially from those expressed in the forward-looking statements including, but not limited to: competitive products and pricing; production costs, particularly for raw materials such as folding carton and plastics materials; fluctuations in demand; possible recessionary trends in U.S. and global economies; government policies and regulations affecting the environment; interest rates; fluctuations in foreign exchange rates; the ability of the company to remain in compliance with its debt covenants; and other risks that are detailed from time to time in reports filed by the company with the Securities and Exchange Commission.

Chesapeake Corporation
Financial Information (Unaudited)
(In millions except per share data)

	Second Quarter		Year-to-Date
INCOME STATEMENT	2002	2001	2002	2001
Net sales from continuing operations	$189.0	$186.5	$371.1	$384.7
Costs and expenses:
Cost of products sold	153.3	147.5	303.5	307.3
Selling, general, and administrative expenses	23.4	27.7	45.4	58.0
Other income, net	1.5	0.6	3.1	2.8
EBIT from continuing operations before restructuring charges	13.8	11.9	25.3	22.2
Restructuring charges (a)	2.6	-	2.6	-
EBIT from continuing operations	11.2	11.9	22.7	22.2
Interest expense, net (b)	11.0	7.8	22.9	17.6
Income (loss) from continuing operations before taxes	0.2	4.1	(0.2)	4.6
Income tax expense (benefit)	(0.1)	1.5	(0.2)	1.7
Income from continuing operations	0.3	2.6	-	2.9
Gain (loss) on sale of discontinued operations, net of taxes (b) (c) (d)	-	(27.4)	-	103.5
Net income (loss)	$0.3	$(24.8)	$-	$106.4

Diluted earnings per share:
Income from continuing operations	$0.02	$0.17	$-	$0.19
Gain (loss) on sale of discontinued operations, net of taxes (b) (c) (d)	-	(1.80)	-	6.86
Net income (loss)	$0.02	$(1.63)	$-	$7.05

Weighted average shares and equivalents outstanding - diluted	15.3	15.2	15.3	15.1

Other items:
EBITDA from continuing operations before restructuring charges (a)	$25.6	$26.8	$48.5	$52.2
Depreciation from continuing operations	11.8	11.3	23.2	22.8
Goodwill amortization from continuing operations	-	3.6	-	7.2
Capital expenditures for continuing operations	9.7	10.1	19.8	20.9
Income from continuing operations before goodwill amortization (e)	$0.3	$6.0	$-	$9.0
Income from continuing operations before goodwill amortization per share (e)	$0.02	$0.39	$-	$0.60

(a) The second quarter results for 2002 included restructuring charges of $1.8 million net of tax, or $0.12 per share, for the closure of one facility and the consolidation of two other facilities in the Paperboard Packaging segment.

(b) The second quarter and year-to-date 2001 results included interest expense allocated to discontinued operations of $2.1 million and $5.7 million, respectively.

(c) The second quarter results for 2001 included an after-tax revision to the estimated loss on the planned sale of other discontinued operations of $27.4 million, or $1.80 per share.

(d) Year-to-date 2001 results included an after-tax gain on the sale of the Company's 5 percent equity interest in a tissue joint venture with Georgia-Pacific (which is classified as a discontinued operation) of $140.6 million, or $9.31 per share, offset in part by an after-tax revision to the estimated loss on the planned sale of other discontinued operations of
      $37.1 million, or $2.45 per share.

(e) Income from continuing operations before goodwill amortization excludes the after-tax effect of goodwill amortization expense.

BALANCE SHEET	June 30,	Dec. 30,	July 1,
	2002	2001	2001
Assets
Current assets:
Cash and short-term investments	$25.4	$20.1	$26.0
Accounts receivable, net	132.1	124.7	124.8
Inventories	101.3	98.3	99.7
Other current assets	17.4	16.4	16.4

Total current assets	276.2	259.5	266.9
Property, plant, and equipment, net	350.6	338.3	346.0
Goodwill	558.4	529.4	521.5
Net assets of discontinued operations	-	-	77.5
Other assets	96.9	118.4	80.5

Total assets	$1,282.1	$1,245.6	$1,292.4

Liabilities and Stockholders' Equity
Current portion of long-term debt	$3.8	$1.6	$4.2
Taxes payable	11.3	12.4	150.8
Other current liabilities	176.9	186.2	179.5

Total current liabilities	192.0	200.2	334.5
Long-term debt	497.9	488.3	448.6
Other long-term liabilities	80.6	86.2	55.0
Postretirement benefits other than pensions	12.7	13.2	15.1
Deferred income taxes	34.0	26.7	17.7
Stockholders' equity	464.9	431.0	421.5

Total liabilities and stockholders' equity	$1,282.1	$1,245.6	$1,292.4

	First	Second	Third	Fourth	Year-to
	Quarter	Quarter	Quarter	Quarter	Date

BUSINESS SEGMENT HIGHLIGHTS:
AS REPORTED FROM CONTINUING OPERATIONS:
Net sales:
2002
Paperboard Packaging	$155.0	$160.5			$315.5
Plastic Packaging	25.2	26.0			51.2
Land Development	1.9	2.5			4.4

	$182.1	$189.0			$371.1

2001
Paperboard Packaging	$172.0	$155.2	$176.7	$167.5	$671.4
Plastic Packaging	25.9	26.8	22.6	23.2	98.5
Land Development	0.3	4.5	5.3	10.5	20.6

	$198.2	$186.5	$204.6	$201.2	$790.5

EBIT (Earnings before interest and taxes):
2002
Paperboard Packaging	$11.5	$12.4			$23.9
Plastic Packaging	2.3	2.5			4.8
Land Development	1.1	1.8			2.9
Corporate/Other	(3.4)	(2.9)			(6.3)
Restructuring Charges	0.0	(2.6)			(2.6)

	$11.5	$11.2			$22.7

2001
Paperboard Packaging	$14.4	$12.5	$15.9	$19.3	$62.1
Plastic Packaging	1.6	1.7	(0.7)	0.4	3.0
Land Development	0.0	3.3	4.8	6.9	15.0
Corporate/Other	(5.7)	(5.6)	(3.7)	(4.5)	(19.5)
Restructuring Charges	0.0	0.0	(7.7)	(6.9)	(14.6)

	$10.3	$11.9	$8.6	$15.2	$46.0